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
                                                             -------------------------------
                                                                      OMB APPROVAL
                                                             -------------------------------
                                  UNITED STATES              OMB Number:      3235-0145
                       SECURITIES AND EXCHANGE COMMISSION    Expires:    August 31, 1999
                             WASHINGTON, D.C. 20549          Estimated average burden
                                                             hours per response.....14.90
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                            Winland Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Winland Electronics, Inc. Common Stock
----------------------- --------------------------------------------------------
                         (Title of Class of Securities)

                                   974241 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 6, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



SEC 1745 (3-98)

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--------------------------------------------
CUSIP NO.  974241 10 1                                           13G
          ------------
--------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS  Dyna Technology, Inc.
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).  41-1854537



------------------------------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                    (a) [ ]

                                                                                                                    (b) [X]
------------------------------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:  Organized under the laws of Utah



------------------------------------------------------------------------------------------------------------------------------------
                                        5      SOLE VOTING POWER   300,000

             NUMBER OF
                                     -----------------------------------------------------------------------------------------------
              SHARES                    6      SHARED VOTING POWER   -0-
           BENEFICIALLY
             OWNED BY

                                     -----------------------------------------------------------------------------------------------
               EACH                     7      SOLE DISPOSITIVE POWER 300,000
             REPORTING
              PERSON

                                     -----------------------------------------------------------------------------------------------
               WITH:                    8      SHARED DISPOSITIVE POWER   -0-



------------------------------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  300,000


------------------------------------------------------------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  N/A


------------------------------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  10.37%


------------------------------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*  CO


------------------------------------------------------------------------------------------------------------------------------------
                                                *SEE INSTRUCTION BEFORE FILLING OUT!
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ITEM 1.
          (a)  Name of Issuer Winland Electronics, Inc.

          (b) Address of Issuer's Principal Executive Offices 1950 Excel Drive, Mankato, MN 56001


ITEM 2.
          (a)  Name of Person Filing Dyna Technology, Inc.

          (b) Address of Principal Business Office or, if none, Residence 225 South Cordova Avenue, LeCenter, MN

          (c)  Citizenship:  Organized under the laws of Utah

          (d)  Title of Class of Securities:  Winland Electronics, Inc. Common
               Stock

          (e)  CUSIP Number:  974241 10 1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         This item does not apply to this reporting person.


ITEM 4.   OWNERSHIP

          (a)  Amount Beneficially Owned  300,000

          (b)  Percent of Class  10.37%

          (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or to direct the vote   300,000

               (ii)  Shared power to vote or to direct the vote   -0-

              (iii)  Sole power to dispose or to direct the disposition of
                     300,000

               (iv) Shared power to dispose or to direct the disposition of -0-


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         This item does not apply to this reporting person.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The sole stockholders of Dyna Technology, Inc. are Ralph I. Call and Nola D. Call, 585 Canyon Road, Providence, UT 84332


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         This item does not apply to this reporting person.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         This item does not apply to this reporting person.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

         This item does not apply to this reporting person.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                 September 6, 2000
                                 -----------------------------------------------
                                                          Date
                                 /s/Ralph I. Call
                                 -----------------------------------------------
                                                          Signature
                                  Ralph I. Call     Its:  President
                                 -----------------------------------------------
                                                         Name/Title


          ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)